SUBLEASE

         This Sublease is entered into this _____ day of September, 1998 by and between Applied Intelligence Group, Inc., 13800 Benson Road, Edmond, Oklahoma 73013, an Oklahoma corporation ("Seller") and The Netplex Group, Inc., 8260 Greensboro Drive, Fifth Floor, McLean, Virginia 22102, a New York corporation ("Netplex").

                                    RECITALS

         Whereas, Seller is selling to Netplex the assets of its information technology services business pursuant to an Asset Acquisition Agreement executed between the parties on August 31, 1998; and

         Whereas Seller is lessee of a building and land ("Leased Premises") pursuant to a lease between Oklahoma Christian Investment Corporation ("OCIC") entered into October 3, 1994, the Amendment No. 1 thereto dated January 26, 1995, and the Amendment No. 2 dated June 2, 1995, a copy of which is attached hereto as Exhibit A (collectively hereinafter the "Main Lease") and incorporated herein for reference purposes; and

         Whereas, Seller desires to sublease to Netplex and Netplex desires to sublet from Seller a portion of said Leased Premises.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained the parties agree as follows:

ARTICLE I - Subleased Premises and Term

1.1      Subleased Premises

         Seller hereby subleases to Netplex and Netplex subleases from Seller that portion of the Leased Premises identified on Exhibit B hereto identified as AIG/Netplex ("Subleased Premises") for use by Netplex as offices, subject and subordinate, however, in all respects to all of the terms, covenants, conditions and provisions of the Main Lease. Seller also grants the right to Netplex the right to jointly use during the term of this Sublease with Seller the Common Area identified on said Exhibit B. The parties agree that at execution of this Sublease, the Subleased Premises represent sixty-one percent (61%) of the Leasable Area (as hereinafter defined) of the Leased Premises, which percentage is hereinafter referred to as "Netplex's Proportionate Share". For purposes of this Sublease, the term "Leasable Area" shall be defined as the sum of the AIG/Netplex Space shown on Exhibit B hereto plus the total square footage of The viaLink Company Space shown on said Exhibit B as the same may be amended from time to time. For purposes of determining the Leasable Space, the Common Areas space shown on Exhibit B shall not be considered in the calculation. The Netplex Proportionate Share of the Leasable Area at any given time during the Term of this Sublease is equal to the quotient of the then current total square footage of the AIG/Netplex space shown on Exhibit B hereto divided by the Leasable Area.

0.2      Netplex  Obligations

         Netplex agrees to perform all obligations required to be performed by Seller as "Tenant" under the Main Lease with respect to the area comprising the Subleased Premises except to the extent expressly modified by this Sublease and with the exception of those provisions of the Main Lease set forth in Section
1.3 concerning the term, and Sections 2.1 through 2.6 of Article II concerning the rent, additional rent and security deposit. Netplex shall not perform any act which would cause a default by Seller under the Main Lease.

1.3      Term

         Subject to earlier termination or expiration pursuant to the terms or conditions of this Sublease or as a matter of law, the Term of this Sublease shall commence on the Closing of the Asset Acquisition Agreement as such term is defined therein, and shall end one day prior to the expiration of the present term of the Main Lease, or, if this Sublease is extended by the mutual agreement of Seller and Netplex, then one day prior to the date of expiration of any such extended term. Notwithstanding anything to the contrary herein, in the event that Closing (as defined in the Asset Acquisition Agreement) does not occur, then this Sublease shall be null and void, and all payments made by Netplex to Seller hereunder shall be returned to Netplex. In the event that the Main Lease is terminated for any reason, this Sublease shall be automatically terminated.

ARTICLE II - Rental

2.1      Rental

         Netplex covenants and agrees to pay, as annual minimum rent for the Subleased Premises, its then current Proportionate Share of the rent payable under Article 2.1 of the Main Lease as the same is adjusted from time to time pursuant to the terms thereof. Netplex agrees to pay to Seller said rent, in legal tender, to Seller at the address indicated above or such other address as may be authorized by notice from Seller to Netplex, in equal monthly installments in advance on the first day of each calendar month during the term hereof. Rent for any partial month hereunder shall be pro-rated on a per diem basis and paid on the first day of the following calendar month. Moreover, if Netplex exercises its rights to expand the size of the Subleased Premises, the Proportionate Share shall be adjusted to reflect said expansion, and the payments due pursuant to this Section shall be adjusted as of the date such expansion becomes effective. The parties shall execute such documents as are reasonably necessary to reflect the expansion of Netplex's space.

2.2      Additional Rent

         Netplex shall pay its then current Proportionate Share of increases in ad valorem taxes, insurance premiums and utility costs payable by Tenant under the Main Lease pursuant to Articles 2.2, 2.3 and 2.4 of the Main Lease and the Landlord Funded Tenant Improvements under said Amendment No. 2 to the Main Lease.

1.3 The provisions of Section 7.2 of the Main Lease shall apply equally to payments due by Netplex to Seller pursuant to the terms of this Sublease.

1.4 Upon the written request of OCIC, Netplex will pay the rent and additional rent due under this sublease directly to OCIC.

ARTICLE III - OCIC's Approval

3.1      Sublease Contingent on Approval

         This Sublease is not subject to and contingent upon the approval of OCIC; provided however, Seller agrees to use its best efforts to obtain OCIC's approval of this Sublease and Netplex agrees to cooperate fully with all reasonable requests of Seller and OCIC for information in connection with obtaining said approval.

ARTICLE IV - Seller's Obligations

4.1      Main Lease

         4.1.1 Seller covenants and agrees to perform in a timely manner all obligations on its part to be performed under the Main Lease.

         4.1.2 Seller agrees to take no action to amend or modify the Main Lease without the consent of Netplex, which consent shall not be unreasonably withheld.

         3.0.3 Seller agrees to notify Netplex promptly in writing of any default on Seller's part or OCIC's part and to deliver promptly to Netplex any and all notices of default received by Seller from OCIC or notices of default delivered by Seller to OCIC. In the event of a default by Seller or the receipt by Seller of a notice of default from OCIC, Seller agrees that Netplex may (i) make any payments required of Netplex under this Sublease directly to OCIC and to offset such payments against any rent due hereunder. In the event of a default by OCIC in the performance of its obligations under the Main Lease, Seller agrees, at its sole cost and expense to take such steps as are necessary to compel performance including, but not limited to, litigation against OCIC. In the event that Seller fails to pursue such claim on a timely basis, Seller agrees that Netplex may pursue such claim in its own name or in the name of Seller against OCIC provided that such claim shall be prosecuted at Seller's sole cost and expense, and that Seller shall indemnify and hold Netplex harmless from any and all costs, losses and expenses (including reasonable attorneys' fees and expenses) which may arise out of or relate to such claim.

         3.0.4 In the event that Seller's default under the Main Lease arises out of or is as a result of the breach of this Sublease by Netplex, then and in that event, Netplex shall defend, indemnify and hold Seller harmless from and against any claims or losses incurred by Seller as a result of any such breach of this Sublease by Netplex.

4.2      Delivery, Possession, Quiet Enjoyment

         Seller covenants and agrees to deliver the Subleased Premises to Netplex AS IS no later than the commencement of the Term of this Sublease. Subject to the terms, covenants and conditions of this Sublease, including without limitation the following Subsections, Seller agrees that so long as Netplex is not in default in the performance of any covenant of this Sublease, Netplex shall quietly enjoy the Subleased Premises, the joint use of the common areas and parking areas in accordance with this Sublease.

         3.1.1 During the Term of this Sublease, Netplex shall not remodel or install any telephone lines or computer cables on the Subleased Premises or mount any external communications devices on the roof of the Subleased Premises without the prior written, consent of Seller. Moreover, in the event that Seller gives such consent, Netplex's right to remodel the
                  Subleased Premises shall be subject to the terms and conditions of Section 4.3 of the Main Lease.

         3.1.2 During the term of this Sublease, Netplex shall not have the right to assign this Sublease or to sublease any portion of the Subleased Premises without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any permission granted Netplex by Seller to sublease or to assign this Sublease shall not relieve Netplex from liability for the payment of rental or from the performance of any of the covenants of this Sublease.

         3.1.3 Netplex shall return the Subleased Premises at the expiration or earlier termination of the Term hereof to Seller in the same condition that Seller is required to return its Leased Premises to OCIC pursuant to Section 4.7 of the Main Lease and subject to the same exceptions contained therein.

         3.1.4 Netplex shall abide by the terms of Section 4.6 as it related to the Subleased Premises.

         3.1.5 Netplex shall place all trash and refuse only in containers provided for such, and Seller may clean up any trash or reuse not so disposed of and charge the cot thereof to Netplex.

         3.1.6 Notwithstanding anything to the contrary in this Sublease, Netplex acknowledges that its right to use the Subleased Premises are subject to the provisions of Section 4.2.1 and ,
                  4.2.2 of the Main Lease.

         3.1.7 Netplex agrees to comply with the rules and regulations promulgated from time to time by OCIC which affect the Subleased Premises.

         3.1.8 During the Term of this Sublease, Netplex shall carry, at Netplex's expense, fire, extended coverage, vandalism and malicious mischief, all risk with replacement cost endorsement insurance for its furniture, trade fixtures, equipment, Leasehold improvements, interior and exterior signs, interior or exterior glass, and inventory. Netplex shall carry comprehensive general liability insurance on the Subleased Premises, with limits of not less that $1,000,000 combined single limit for bodily injury and property damage, naming OCIC and Seller as additional named insureds and providing certificates of insurance reflecting such. Said certificates shall be furnished to OCIC and Seller prior to the beginning of the Term of this Sublease and at least thirty days prior to the expiration of the policy of insurance evidenced thereby. All such policies shall provide
                  for  thirty   days   notice  to  OCIC  and  Seller   prior  to
                  cancellations and be so reflected on the certificate(s) of insurance. The parties hereto agree that each party hereby waives and releases and all claims, demands against the other for damage to loss of any part of the Subleased Premises or any of the contents and leasehold improvements therein belonging to Netplex arising from perils insured against ordinarily under standard fire and extended coverage, vandalism and malicious mischief, all risk, insurance policies issued in the state of Oklahoma whether such damage or loss is occasioned by the negligence of the parties hereto, their agents, servants and employees, or otherwise, and that all of the policies of insurance written to insure buildings, improvement and contents shall contain a proper provision, by endorsements or otherwise, whereby the insurance carriers issuing her same shall acknowledge the insured has so waived and released its right of recovery against Seller and/or OCIC hereto, and shall waive the right of subrogation which such carrier might otherwise have had against Seller and/or OCIC, all without impairment or invalidation of such insurance. Seller shall hold Netplex harmless against all claims, judgments and demands of any person or persons whomsoever on account of injuries or accidents occurring in, or about the Subleased Premises resulting from willful or negligent acts or omissions of Seller, Seller's employees, agents or representatives, or the breach of any obligation of the Seller as set out in this Sublease. Netplex shall hold Seller harmless against all claims, judgments and demand of any person or persons, whomsoever on account of any injuries or accidents occurring on the Subleased Premised as a result of willful or negligent acts or omissions of Netplex, Netplex's employees, agents, or representatives, or the breach of any obligation of Netplex as set out in this Sublease.

         3.1.9 Netplex shall be bound by the terms and conditions of Sections 6.1, 6.2, and 6.7 of the Main Lease. Section 6.2.1 of the Main Lease shall not be applicable to Netplex.

         3.1.6 Notwithstanding anything to the contrary in this Sublease, Netplex takes the Sublease subject to the terms and conditions of Sections 6.5 and 6.6 of the Main Lease.

         3.1.7    The term of this  Sublease  is  subject to the  provisions  of
                  Section 6.3 of the Main Lease.

         3.1.8    Netplex  takes this  Sublease  subject to the terms of Section
                  7.9 of the Main Lease.

         3.1.9 Netplex's Default. the following events will be deemed to be an event(s) of default by Netplex under this Sublease:

                  3.1.8.1 In the event Netplex should default in payment of rental, Seller shall give Netplex written notice of such default by certified Mail and Netplex shall have Ten (10) days from the date of receiving such notice to correct the same. Should Netplex fail to correct such default in said period, Seller may, in addition to all other rights available to Seller under the laws of the State of Oklahoma, at its option, terminate this Sublease.

                  3.1.8.2  Subject  to the terms and  conditions  of  Subsection
                           4.2.9.2.1 of this Sublease, in the event that Netplex should fail to comply with any other provision of this Sublease, Seller shall give Netplex written notice of such default by certified mail. Such notice shall state with specificity the type and nature of such default. Should such default continue to exist at the expiration of Sixty (60) days after receipt of such notice, or should Netplex not be proceeding with due diligence to correct the same, in the case of a default which with due diligence could not be cured within Sixty (60) days after receipt of such notice, Seller shall then give Netplex second written notice by certified mail, and five (5) days from the receipt of such second notice, Seller may, in addition to all other rights and remedies available to Seller under the laws of the State of Oklahoma, at its option, terminate this Sublease if such default is not cured with such five days. Should Netplex correct its default with the time provided, then Netplex's rights hereunder shall be re-established as though said default had not occurred.

                           3.1.8.2.1 Notwithstanding anything to the contrary in Subsection 4.2.9.2 of this Sublease, if Seller receives a notice of default from OCIC under the Main Lease and such default arises out of a default by Netplex under this Sublease, then and in that event, Netplex shall only have the time to cure such default that Seller has to cure the same under the terms and conditions of the Main Lease.

4.3      Exclusive Expansion Option

         Seller covenants and agrees to notify Netplex on or before the date which is twelve (12) months prior to the end of the sixtieth (60th) month of the Term of the Main Lease, whether Seller intends to exercise its Exclusive Expansion Option, as that term is defined in the Main Lease. If Seller notifies Netplex that it does not intend to exercise said Exclusive Expansion Option, Seller shall have no objection to Netplex negotiating with OCIC regarding the area that would have been affected by the expansion option.

4.4 Assignment and Subletting, Right of First Refusal, Option to Sublease Additional Space

         4.4.1 Seller shall not sublet any portion of the Leased Premises not subleased to Netplex pursuant to this Sublease, nor shall it assign any lease for the Expansion Area, as that term is defined in the Main Lease, nor shall it sublet such Expansion Area, unless and until (i) it offers in writing such assignment or sublease to Netplex first on the same terms and conditions offered to or proposed by any third party and (ii) Netplex fails or refuses to accept said offer within thirty (30) days of receipt of Seller's written offer.

         3.3.2 Netplex shall not (i) assign this Sublease, (ii) permit this Sublease to be assigned by operation of law or otherwise,
                  (iii) further sublease all or any part of the Subleased Premises, or (iv) mortgage, hypothecate or otherwise encumber in any respect, Netplex's interest in this Sublease, without the prior written consent of Seller in each instance, which Seller may grant or withhold, provided such withholding shall be reasonable, and, in any such event, any such proposed assignment and/or further sublease of all or any part of the Subleased Premises shall be expressly subject to, and shall be in accordance with, the provisions of the Main Lease and this Sublease. Netplex covenants and agrees that, notwithstanding any permitted assignment or further sublease, Netplex shall remain fully liable to Seller for the payment of the annual fixed rent and additional rental hereunder and for all other obligations of this Sublease on the part of Netplex to be performed or observed. The sums payable hereunder shall be paid to Seller as and when payable by the assignee or further subtenant to Netplex.

         3.3.3 For the Term of this Sublease, Netplex, subject to the terms of Section 4.4.4 of this Sublease, shall have the option to sublease such portion of the Leased Premises not already subleased to Netplex pursuant to this Sublease to the extent that viaLink or its other subleasees or assigns are not using or have use for The viaLink Company space shown on the then current Exhibit B.

         3.3.4 Beginning January 1, 2000 and for the duration of this Sublease, and notwithstanding anything to the contrary herein, if Netplex (i) desires to lease more than seventy percent (70%) of the Leasable Space and (ii) if such amount of the Leasable Space desired by Netplex is more than the space determined by Seller at such time, in its sole discretion, to be not needed for the operations of Seller, and (iii) if Netplex and OCIC have agreed to a new lease between them concerning the leased premises wherein, inter alia, Seller is released from its obligations under the Main Lease, then Netplex must elect to lease all of the Leased Premises. Further, in order to make such election, Netplex on or after January 1, 2000 shall give Seller nine months written notice of such election. The effective of such election will be nine months after receipt of such notice by Seller. If Netplex makes the election in this Section 4.4.4 but is unable to satisfy precondition (iii) above within sixty (60) days after giving notice to Seller as required in this Section 4.4.4, Seller will nonetheless sublease all of its remaining space to Netplex on the terms and conditions of this sublease. Furthermore, if Netplex is unable to satisfy condition (iii) above and Netplex elects to take all of Seller's remaining space, Netplex shall reimburse Seller for the reasonable costs incurred by Seller for the following: (i) in moving its office, workstation and conference room, (ii) its in moving office and workstation computer hardware and fixtures, (iii) in de-installing, moving and reinstalling data centers and computer labs, (iv) in purchasing and installing a similar LAN environment using voice/data wiring of a AT&T Systimax Category 5 cable or better, (v) in installing and relocating voice, data and ISP carrier services, (vi) any costs incurred for early termination of services with support vendors, (vii) in purchasing and installing a security system comparable to the existing system, (viii) in de-installing, moving, and reinstalling phone switches, (ix) any costs associated with the moving or replacement of any future installed hardware, equipment, or services as mutually agreed to by both parties, and (x) the buildout costs incurred by Seller in reestablishing an establishment comparable to the then existing space occupied by Seller. Netplex shall pay Seller for such costs within thirty (30) days after an invoice(s) is received for the same. Netplex shall not have any duty to reimburse Seller for such costs and expenses if Netplex satisfies precondition (iii) above.

ARTICLE V - General Provisions

5.1      Entire Agreement

         Seller and Netplex agree that this Sublease contains and is the entire agreement between the parties hereto, and takes the place of any prior negotiations regarding the subject matter or any portion of the terms hereof, and that no alterations, changes or modifications of this Sublease shall be effective unless made in writing and exercised on behalf of each of them by their appropriate corporate officers and the corporate seal of each party affixed thereto.

5.2      Invalidity

         Should any clause or provision of this Lease be invalid or void for any reason, such invalid or void clause or provision shall not affect the whole of this instrument, but the balance of the provisions hereof shall remain in full force and effect.

5.3      Notices

         Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Sublease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certified mail, return receipt requested, addressed as follows:

         if to Seller:

            Applied Intelligence Group, Inc.
            13800  Benson Road
            Edmond, Oklahoma 73013

            Attention:  Robert Baker

         with copies to:

            Richard M. Klinge, Esq.

            Richard M. Klinge Associates, P.C.
            228 Robert S. Kerr Avenue, Suite 940
            Oklahoma City, OK 73102

         if to Netplex:

            The Netplex Group, Inc.
            8260 Greensboro Drive
            McLean, VA 22102

            Attention: Gene Zaino, President

         with copies to:

            Vedder Price Kaufman Kammholz & Day
            805 Third Avenue
            New York, NY 10022
            Attention: Edward J. Walsh, Jr., Esq.

5.4      Binding Effect

         This agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and (subject to the provisions hereof) their permitted assigns.

5.5      Time Is Of The Essence.

         Time is of the essence as to each and every condition, obligations, agreement and covenant in this Sublease.

5.6      Miscellaneous
                5.6.1 Netplex makes the same representation and warranty to Seller as Seller made to OCIC in Section 7.5 of the Main Lease. Said Section 7.5 is incorporated by reference into this Sublease. 5.6.2 Netplex and Seller make the same covenants and agreements as to this Sublease that OCIC and Seller made in
                Section 7.4 of the Main Lease. Said Section 7.4 of the Main Lease is incorporated herein by reference. 5.6.3 This Sublease shall not be filed of record. Netplex may file a Memorandum of this Sublease of record in substantially the same form as the Memorandum of Lease attached to the Main Lease as Exhibit G.

                             SIGNATURE PAGE FOLLOWS

                                    SUBLEASE

                                 SIGNATURE PAGE

                  IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.


                                           "Seller":
                                           APPLIED INTELLIGENCE GROUP, INC.
                                           By: _________________________________
                                           Its: ________________________________


                                           "Netplex":
                                           THE NETPLEX GROUP, INC.
                                           By: _________________________________
                                           Its: ________________________________